Exhibit 99.1
Double Eagle Petroleum Company
1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 1-303-794-8445 · Fax: 1-303-794-8451
Colorado — FOR IMMEDIATE RELEASE
Date: August 3, 2011
Double Eagle Petroleum Reports Second Quarter Results
Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today its financial results for the second quarter ended June 30, 2011. The Company had net income attributable to common stock of $1,283,000, or $0.11 per share for the second quarter as compared to a net loss of $(1,820,000), or $(0.16) per share for the second quarter of 2010. The Company’s net income attributable to common stock was net of dividends paid on the Company’s outstanding Series A Preferred Stock of $931,000 in both periods. The increase in net income in the second quarter of 2011 was primarily attributed to a $1,900,000 pre-tax unrealized non-cash gain on the Company’s economic hedges, which are recorded at fair value at each period end, coupled with a higher realized natural gas price and a small increase in production. In contrast, the Company had a pre-tax unrealized non-cash loss on its economic hedges of $(1,536,000) in the second quarter of 2010.
Clean earnings, a non-U.S. GAAP metric, totaled $5,666,000 for the second quarter of 2011, or $0.51 per share, as compared to $4,026,000, or $0.36 per share for the second quarter of 2010. Clean earnings excludes the effects on net income of non-cash charges, including depreciation, depletion and amortization expense (“DD&A”), unrealized gains/losses related to the Company’s economic hedges, as well as share-based compensation expense. Clean earnings also excludes the impact of income taxes, as the Company does not expect to pay income tax in the foreseeable future due to its net operating loss carryforwards. Please see the table at the end of this release for the reconciliation of clean earnings to US GAAP.
Production
Total natural gas and crude oil production increased 3% to 2.3 Bcfe for the quarter ended June 30, 2011. The production increase was driven by the Company’s additional working interest in its non-operated properties in the Atlantic Rim, which the Company purchased in the third quarter of 2010. The increase was also attributed to improved production from certain wells in the Doty Mountain Unit as a result of fracture stimulation. At the Catalina Unit, production declined to 1.2 Bcf for the quarter ended June 30, 2011 from 1.3 Bcf in the second quarter of 2010. Management believes the decrease is primarily the result of the field’s normal production decline. Production from the Mesa Units in the Pinedale Anticline remained flat over the second quarter of 2010.

Revenue
Production-related revenue increased 20% to $12,782,000 for the second quarter of 2011, as compared to $10,675,000 for the second quarter of 2010. The production-related revenue included gains of $168,000 and $1,666,000 for the quarters ended June 30, 2011 and 2010, respectively, for the settlement of certain derivative instruments, which are not accounted for as cash flow hedges. Production-related revenue improved quarter over quarter due to a favorable increase in the Company’s realized natural gas price and the small increase in total production volumes. This was offset by the decline in Catalina Unit production volumes, which also resulted in lower transportation revenue to the Company.
The Company’s realized natural gas price increased to $4.80 per Mcf in the second quarter of 2011 as compared to $3.99 per Mcf in the second quarter of 2010. The realized gas price includes the impact of realized gains/losses on derivative instruments. Excluding the realized gains/losses on hedges, the Company’s average realized natural gas price was $3.74 and $3.24 for the second quarter of 2011 and 2010, respectively. The Company has historically entered into forward sales contracts, collars and fixed price swaps to manage the price risk associated with its natural gas production. All of the contracts the Company enters into are at no up-front cost to the Company. The table below summarizes the Company’s current open derivative contracts:

	Remaining
	Contractual	Daily			Price
Type of Contract	Volume (1)	Production	Term	Price	Index (2)

Fixed Price Swap	1,224,000	8,000	01/11-12/11	$7.07	CIG
Costless Collar	610,000	5,000	12/09-11/11	$4.50 floor	NYMEX
				$9.00 ceiling
Fixed Price Swap	3,660,000	10,000	01/12-12/12	$5.05	NYMEX
Fixed Price Swap	1,830,000	5,000	01/12-12/12	$5.10	NYMEX
Fixed Price Swap	2,190,000	6,000	01/13-12/13	$5.16	NYMEX
Costless Collar	2,190,000	6,000	01/13-12/13	$5.00 floor	NYMEX
				$5.35 ceiling

Total	11,704,000

(1)	As of August 1, 2011.

(2)	CIG refers to the Colorado Interstate Gas price as quoted on the first day of each month. NYMEX refers to quoted prices on the New York Mercantile Exchange.
Production Costs
Double Eagle’s production costs for the second quarter of 2011 increased 11% to $1.19 per Mcfe as compared to $1.07 per Mcfe in the second quarter of 2010. The increase in production costs was primarily driven by additional lease operating and transportation expense from the Sun Dog and Doty Mountain Units resulting from the Company’s increased working interests at these properties. As these two properties, which have historically yielded lower operating margins, made up a larger percentage of the total production during the quarter, production costs on a per Mcfe basis increased. This increase was offset by lower repair and maintenance expense at the Catalina Unit.

Liquidity and Capital Requirements
The Company continues to strengthen its balance sheet position, improving its working capital balance to $10,388,000 at June 30, 2011 from $7,477,000 at December 31, 2010. The Company currently has $75 million credit facility in place with a $60 million borrowing base. The Company had $32,000,000 outstanding on its credit facility at June 30, 2011. The interest rate on the credit facility at June 30, 2011 was 2.87%.
The Company has allocated approximately $30 million to its 2011 developmental and exploration program, which includes the Atlantic Rim and Pinedale Anticline. The Company commenced its drilling of 14 coal-bed methane production wells in its Catalina Unit this week and is awaiting final permit approval for the planned Niobrara exploratory well. The Company also plans to participate in the drilling of approximately 16 new wells in the Mesa Unit.
Please refer to the Company’s Form 10-Q which will be filed with the Securities Exchange Commission on August 4, 2011 for a more detailed discussion of the Company’s results.
Earnings Conference Call
Double Eagle will host a conference call to discuss results on Thursday, August 4, 2011 at 11:00 a.m. Eastern Standard Time (9 a.m. Mountain). Those wanting to listen and participate in the Q&A portion can call (800) 434-1335 and use conference code 151845#.
A replay of this conference call will be available for one week by calling (800) 704-9804 and using pass code * then 151845#.

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Revenues
Oil and gas sales	$11,393	$7,608	$22,303	$18,657
Transportation revenue	1,221	1,401	2,453	2,889
Price risk management activities, net	2,068	103	929	7,925
Other income, net	210	280	305	357

Total revenues	14,892	9,392	25,990	29,828

Expenses
Lease operating expenses	2,769	2,397	5,343	4,339
Production taxes	1,090	1,010	2,146	2,309
Pipeline operating expenses	1,020	971	2,001	2,119
Exploration expenses including dry holes	120	28	172	66
Impairment and abandonment of equipment and properties	—	80	73	80

Total Expenses	4,999	4,486	9,735	8,913

Gross Margin Percentage	66.4%	52.2%	62.5%	70.1%

General and administrative	1,362	1,392	2,920	2,925
Depreciation, depletion and amortization expense	4,718	4,530	9,391	9,070
Other income (expense), net	(257)	(385)	(644)	(750)

Pre-tax income (loss)	3,556	(1,401)	3,300	8,170

Benefit (Provision) for deferred taxes	(1,342)	512	(1,238)	(2,945)

NET INCOME (LOSS)	2,214	(889)	2,062	5,225

Preferred stock requirements	931	931	1,862	1,862

NET INCOME (LOSS) attributable to common stock	$1,283	$(1,820)	$200	$3,363

Net income (loss) per common share:
Basic	$0.11	$(0.16)	$0.02	$0.30

Diluted	$0.11	$(0.16)	$0.02	$0.30

Weighted average shares outstanding:
Basic	11,189,472	11,116,476	11,182,021	11,111,092

Diluted	11,211,031	11,116,476	11,199,569	11,111,092

SELECTED BALANCE SHEET DATA
(In thousands)

	June 30,	December 31,
	2011	2010	% Change

Total assets	$145,563	$152,517	-5%

Balance outstanding on credit facility	32,000	32,000	0%

Total stockholders’ equity	50,495	52,705	-4%
SELECTED CASH FLOW DATA
(In thousands)

	Six months ended June 30,
	2011	2010	% Change

Net cash provided by operating activities	$11,612	$10,718	8%

Net cash used in investing activities	(7,185)	(7,084)	1%

Net cash provided by (used in) financing activities	(2,150)	(5,124)	-58%
SELECTED OPERATIONAL DATA

	Three months ended,
	June 30,	June 30,
	2011	2010	% Change

Total production (Mcfe)	2,317,769	2,247,466	3%

Average price realized per Mcfe	$4.99	$4.13	21%
Use of Non-GAAP Financial Measures
The Company believes that the supplemental presentation of “Clean Earnings” shown below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges. The measure also excludes the impact of income taxes as the Company does not expect to pay taxes in the near future due to its net operating loss carryforwards. The Company’s management also uses such pro forma measures in its planning and development of target operating models, and to enhance its understanding of ongoing operations. Readers are cautioned not to view the non-GAAP pro forma results as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP results with the pro forma results for the three and six months ended June 30, 2011 and 2010, respectively, contained below.

Reconciliation of GAAP Results to Pro Forma Results
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net Income (loss) as reported under US GAAP	$1,283	$(1,820)	$200	$3,363
Add back non-cash items:
Provision for income taxes	1,342	(512)	1,238	2,945
Depreciation, depletion, amortization and accretion expense	4,761	4,565	9,474	9,125
Non-cash loss (gain) on price risk management (1)	(1,900)	1,563	(418)	(6,482)
Share-based compensation expense	250	220	525	496
Impairments & abandonments	—	80	73	80
Other non-cash items	(70)	(70)	(141)	(142)

Clean Earnings	$5,666	$4,026	$10,951	$9,385

Clean Earnings per Share	$0.51	$0.36	$0.98	$0.84

(1)
Loss (gain) on price risk management is an unrealized loss (gain) from the Company’s mark-to-market derivative instruments, resulting from recording the instrument at fair value at each period end. Cash is received upon settlement of the contract. This cash settlement and the unrealized gains/losses are recorded within price risk management activities, net on the statement of operations.

About Double Eagle
Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
John Campbell, IR
(303) 794-8445
www.dble.com